EXHIBIT 10.42

CVS CAREMARK CORPORATION

Change in Control Agreement for

Mark Cosby

CONFIDENTIAL	As revised through August 2011

This Change in Control Agreement (“Agreement”) is made and entered into as of September 1, 2011 between CVS Pharmacy, Inc. (“CVS”) and Mark Cosby (the “Executive”).

WHEREAS, the Board of Directors (the “Board”) of CVS Caremark Corporation (“CVS Caremark” or the “Company”) believes it is necessary and desirable for the Company to be able to rely upon Executive to continue serving in Executive’s position with the Company in the event of a pending or actual change in control of CVS Caremark;

WHEREAS, Executive is employed by a Subsidiary of CVS Caremark, and this Agreement shall not alter Executive’s status as an employee at will;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, CVS and the Executive (individually a “Party” and together the “Parties”) agree as follows:

1.                                      Definitions.

a.                                      “Base Salary” shall mean Executive’s annual rate of base salary at the time of Executive’s termination of employment or, if greater, as in effect immediately prior to a Change in Control.

b.                                      “Cause” shall exist if:

i.                                          Executive willfully and materially breaches Sections 4 or 5 of this Agreement;

ii.                                       Executive is convicted of a felony involving moral turpitude; or

iii.                                    Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Executive’s duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.

For purposes of this Agreement, an act or failure to act on Executive’s part shall be considered “willful” if it was done or omitted to be done by Executive not in good faith, and shall not include any act or failure to act resulting from any incapacity of Executive. A termination for Cause shall not take effect absent compliance with the provisions of this paragraph. Executive shall be given written notice by the Company of its intention to terminate Executive’s employment for Cause, such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (B) to be given within 90 days of the Company’s learning of such act or acts or failure or failures to act. Executive shall have 20 days after the date that such written notice has been given to Executive in which to cure such conduct, to extent such cure is possible. If Executive fails to cure such conduct, Executive shall then be entitled to a hearing before the Committee, or an officer or officers designated by the Committee, at which Executive is entitled to appear. Such hearing shall be held within 25 days of such notice to Executive, provided Executive requests such hearing within 10 days of the written notice from the Company of the intention to terminate Executive for Cause. If, within five days following such hearing, Executive is furnished written notice by the Committee confirming that, in its judgment, grounds for Cause on the basis of the original notice exist, Executive shall thereupon be terminated for Cause. Executive’s right to cure in accordance with this provision applies only in the event of a Change in Control as defined in Section 1(c) below and does not alter Executive’s “at will” employment status.

c.                                       A “Change in Control” shall be deemed to have occurred if:

(i)                                     any Person (other than (w) the Company, (x) any trustee or other fiduciary holding securities under any employee benefit plan of the Company, (y) any company owned, directly or indirectly, by the stockholders of the Company immediately after the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such occurrence or (z) any surviving or resulting entity from a merger or consolidation referred to in clause (iii)  below that does not constitute a Change of Control under clause (iii) below) becomes the Beneficial Owner (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or of any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”), representing 30% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then outstanding securities;

(ii)                                  during any period of twelve (12) consecutive months, individuals who at the beginning of such period constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve (12) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)                               the consummation of a merger or consolidation of the Company or any Significant Subsidiary with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation; or

(iv)                              the consummation of a transaction (or series of transactions within a 12 month period) which constitutes the sale or disposition of all or substantially all of the consolidated assets of the Company but in no event assets having a gross fair market value of less than 40% of the total gross fair market value of all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition).

For purposes of this definition:

(A)                               The term “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act (including any successor to such Rule).

(B)                               The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(C)                               The term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

d.                                      “Committee” shall mean the Management Planning and Development Committee of the Board, or the corresponding committee of the board of directors of a successor to CVS Caremark.

e.                                       “Company” shall mean, collectively, CVS Caremark and any Subsidiary or affiliate of CVS Caremark.

f.                                        “Confidential Information” shall have the meaning set forth in Section 4 below.

g.                                       “Constructive Termination Without Cause” shall mean a termination of the Executive’s employment at Executive’s initiative following the occurrence, without the Executive’s written consent, of one or more of the following events (except as a result of a prior termination):

i.                                          an assignment of any duties to Executive that is inconsistent with Executive’s status as a member of the senior management of CVS Caremark;

ii.                                       a decrease in Executive’s annual base salary or target annual incentive award opportunity;

iii.                                    any failure to secure the agreement of any successor to CVS Caremark to fully assume the Company’s obligations under this Agreement; or

iv.                                   a relocation of Executive’s principal place of employment more than 35 miles from Executive’s place of employment before such relocation.

h.                                      “Disability” shall mean disability as that term is defined in the Company’s Long-Term Disability Plan.

i.                                          “Effective Date” shall have the meaning set forth in Section 2 below.

j.                                         “Original Term” shall have the meaning set forth in Section 2 below.

k.                                      “Renewal Term” shall have the meaning set forth in Section 2 below.

l.                                          “Severance Period” shall mean the period of 18 months following the termination of Executive’s employment with the Company.

m.                                  “Subsidiary” shall have the meaning set forth in Section 4 below.

n.                                      “Term” shall have the meaning set forth in Section 2 below.

o.                                      “termination of employment”, “employment is terminated” and other similar words shall mean with respect to Executive

(i)            for any plan or arrangement that is subject to the rules of Section 409A of the Internal Revenue Code (the “Code”) a “Separation from Service” as such term is defined in the Income Tax Regulations under Section 409A (the “409A Regulations”) of the Code as modified by the rules described below:

(A)                               except in the case where Executive is on a bona fide leave of absence pursuant to the Company’s policies as provided below, Executive is deemed to have incurred a Separation from Service on a date if the company and Executive reasonably anticipate that the level of services to be performed by Executive after such date would be permanently reduced to 20% or less of the average services rendered by Executive during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which Executive was on a bona fide leave of absence;

(B)                               if Executive is absent from work due to military leave, sick leave, or other bona fide leave of absence pursuant to the Company’s policies, Executive shall incur a Separation from Service on the first date that the rules of (A), above, are satisfied following the later of (i) the six-month anniversary of the commencement of the leave or (ii) the expiration of Executive’s right, if any, to reemployment under statute, contract or Company policy;

(C)                               Executive shall be considered to continue employment and to not have a Separation from Service while on a bona fide leave of absence pursuant to the Company’s policies if the leave does not exceed 6 consecutive months (12) months for a disability leave of absence) or, if longer, so long as the Executive retains a right to reemployment with the Company or an Affiliate under an applicable statute, contract or Company policy.  For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment of Executive that can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, where such impairment causes Executive to be unable to perform the duties of Executive’s job or a substantially similar job;

(D)                               for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative;

(E)                                the Company specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to Executive providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Section 409A of the Code; or

(ii)                                  for any plan or arrangement that is not subject to the rules of Section 409A of the Code, the complete cessation of providing service to the Company or any Affiliate as an employee.

2.                                      Term of Agreement.

The term of this Agreement shall commence on the date of this Agreement (the “Effective Date”) and end on the third anniversary of such date (the “Original Term”).  The Original Term shall be automatically renewed for successive one-year terms (the “Renewal Terms”) unless at least 180 days prior to the expiration of the Original Term or any Renewal Term, either Party notifies the other Party in writing that he/she or it is electing to terminate this Agreement at the expiration of the then current Term. “Term” shall mean the Original Term and all Renewal Terms.  If a Change in Control shall have occurred during the Term, notwithstanding any other provision of this Section 2, the Term shall not expire earlier than two years after such Change in Control.

3.                                      Entitlement to Severance Benefit.

a.                                      Severance Benefit.  In the event Executive’s employment with the Company is Terminated Without Cause, other than due to death, or Disability, or in the event there is a Constructive Termination Without Cause within two years following a Change in Control, Executive shall be entitled to receive:

i.                                          Base Salary through the date of termination of Executive’s employment, which shall be paid in a cash lump sum not later than 15 days following Executive’s termination of employment;

ii.                                       An amount equal to 1.5 times Executive’s Base Salary in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a Constructive Termination Without Cause, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

iii.                                    An amount equal to the sum of (A) the most recently established target annual cash incentive bonus amount, pro rated based on the portion of the performance year that Executive has worked as of the date of Executive’s termination, plus (B) 25% of Base Salary (which represents an amount equal to the cash value of the target annual Performance-Based Restricted Stock unit award for the year in which termination occurs), pro rated based on the portion of the performance year that Executive has worked as of the date of Executive’s termination.  The Base Salary will be determined in accordance with Section 3.a.ii. Such payment of a pro rata annual cash incentive bonus and cash in lieu of Performance-Based Restricted Stock will be payable in a cash lump sum promptly (but in no event later than 15 days) following Executive’s termination of employment;

iv.                                   An amount equal to 1.5 times the sum of (A) the most recently established target annual incentive cash bonus amount, plus (B) 25% of Base Salary (determined in accordance with Section 3.a.ii above), payable in a cash lump sum promptly (but in no event later than 15 days) following the Executive’s termination of employment;

v.                                      Elimination of all restrictions on any restricted stock or restricted .stock unit awards outstanding at the time of termination of employment (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

vi.                                   Immediate vesting of all outstanding stock options and the right to exercise such stock options for the remainder of the full term of such option (other than awards under the Company’s Partnership Equity Program, which shall be governed by the terms of such awards);

vii.                                The balance of any incentive awards earned as of December 31 of the prior year (but not yet paid), which shall be paid in a single lump sum not later than 15 days following Executive’s termination of employment;

viii.                             Settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form;

ix.                                   Continued participation in all medical, health and life insurance plans at the same benefit level at which Executive was participating on the date of termination of Executive’s employment until the earlier of:

1.              the end of the Severance Period; or

2.              the date, or dates, Executive receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);

provided that (1) if Executive is precluded from continuing Executive’s participation in any employee benefit plan or program as provided in this clause (ix) of this Section 3.a, Executive shall receive cash payments equal on an after-tax basis to the cost to Executive of obtaining the benefits provided under the plan or program in which Executive is unable to participate for the period specified in this clause (ix) of this Section 3.a, (2) such cost shall be deemed to be the lowest reasonable cost that would be incurred by Executive in obtaining such benefit on an individual basis, and (3) payment of such amounts shall be made quarterly in advance; and

x.                                      other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

b.                                      Change in Control Best Payments Determination.  In the event the Severance Benefits described in Section 3(a) are payable to Executive in connection with a Change in Control and, if paid, could subject Executive to an excise tax under Section 4999 of the Internal Revenue Code (the “Excise Tax”), then notwithstanding the provisions of Section 3(a) the Company shall reduce the Severance Benefits (the “Benefit Reduction”) under Section 3(a) by the amount necessary to result in the Executive not being subject to the Excise Tax if such reduction would result in the Executive’s “Net After-Tax Amount” attributable to the Severance Benefits described in Section 3(a) being greater than it would be if no Benefit Reduction was effected.  For this purpose “Net After-Tax Amount” shall mean the net amount of Severance Benefits Executive is entitled to receive under this Agreement after giving effect to all Federal, state and local taxes which would be applicable to such payments, including, but not limited to, the Excise Tax.  The determination of whether any such Benefit Reduction shall be effected shall be made by a nationally recognized public accounting firm selected by the Company (the “Accounting Firm”) prior to the occurrence of the Change in Control and such determination shall be binding on both Executive and the Company.  In the event it is determined that a Benefit Reduction is required, such reduction of items described in Section 3(a) above shall be done first by reducing cash severance determined in accordance with Section 3(a)(ii), 3(a)(iii) and 3(a)(iv); to the extent a further Benefit Reduction is necessary, then Severance Benefits will be reduced from the amounts determined in accordance with Section 3(a)(v) and 3(a)(vi), all as determined by the Accounting Firm.

c.                                       No Mitigation; No Offset.  In the event of any termination of employment under this Section 4, Executive shall be under no obligation to seek other employment, and the amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that Executive may obtain.

d.                                      Nature of Payments.  Any amounts due under this Section 3 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

e.                                       Exclusivity of Severance Benefit.  Upon termination of Executive’s employment during the Term, Executive shall not be entitled to any severance payments or severance benefits from the Company, or any other payments by the Company, other than the Severance Benefit provided in this Section 3, except as required by law.

f.                                        General Release of Claims.  Executive agrees, as a condition of payment of the Severance Benefit provided for in this Section 3, that Executive will execute within 60 days of Executive’s termination of employment a separation agreement, in a form reasonably satisfactory to the Company, that includes a general release of any and all claims arising out of Executive’s employment or termination of employment with the Company, other than claims for (i) enforcement of this Agreement, (ii) enforcement of Executive’s rights under any of the Company’s incentive compensation, equity and/or employee benefit plans and programs to which Executive is entitled under this Agreement, and (iii) any tort for personal injury not arising out of or related to Executive’s employment or termination of employment.

g.                                       Subject to the provisions of Section 12(b), all payments to be made pursuant to this Section 3 upon the termination of employment of Executive shall be made or commence, as the case may be, within 75 days after the Executive’s termination of employment provided, however, that if such termination of employment is after October 15 of a year, the payout or first payment, as the case may be, shall be made at the end of such 75 day period.

4.                                      Confidentiality; Cooperation with Regard to Litigation; Non-disparagement.

a.                                      During the Term and thereafter, Executive shall not, without the prior written consent of the Company, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any confidential information except in the performance of Executive’s duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. In the event that Executive is so ordered, Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such order.

b.                                      During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in the proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of Executive’s rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to the Company in order to allow the Company the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by Executive to members of Executive’s immediate family, Executive’s tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

c.                                       Confidential Information” shall mean all information concerning the business of the Company or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding the Company’s business or industry properly acquired by Executive in the course of Executive’s career as an Executive in the Company’s industry and independent of Executive’s employment by the Company. For this purpose, information known or available generally within the trade or industry of the Company or any Subsidiary shall be deemed to be known or available to the public.

d.                                      “Subsidiary” shall mean any corporation or other business entity owned or controlled directly or indirectly by CVS Caremark.

e.                                       Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by being reasonably available to testify on behalf of the Company or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any Subsidiary as requested; provided, however that the same does not materially interfere with Executive’s then current professional activities. The Company agrees to reimburse Executive on an after tax basis, for all reasonable expenses actually incurred in connection with Executive’s provision of testimony or assistance.

f.                                        Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

5.                                      Non-solicitation.

During the period beginning with the Effective Date and ending 18 months following the termination of Executive’s employment with the Company, Executive, whether acting on Executive’s own behalf or by, through or on behalf of any third party, shall not (a) hire any employees of the Company or any Subsidiary, or recruit or solicit any such employees or encourage them to terminate their employment with the Company or any Subsidiary; (b) accept business from any customers of the Company or any Subsidiary, or solicit or encourage any customers, joint venture partners or investors of the Company or any Subsidiary to terminate or diminish their relationship with the Company or any Subsidiary or to violate any agreement with the Company or any Subsidiary. For purposes of subsection 5(a), an employee of the Company or any Subsidiary means any person who was employed by the Company or any Subsidiary within 180 days of such hiring, recruitment, solicitation or encouragement. Executive agrees to make any employer with whom Executive becomes employed during the 18-month period following Executive’s termination with the Company aware of this non-solicitation obligation upon commencing employment with such subsequent entity.

6.                                      Remedies.

In addition to whatever other rights and remedies the Company may have at equity or in law, the Company (a) shall have the right to immediately terminate all payments and benefits due under this Agreement if Executive breaches any of the provisions contained in Sections 4 or 5 above, and (b) shall have the right to seek injunctive relief in any court of competent jurisdiction if Executive breaches or threatens to breach any of the provisions contained in Sections 4 or 5 above. Executive acknowledges that such a breach would cause irreparable injury and that money damages would not provide an adequate remedy for the Company; provided, however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of Sections 4 or 5 has occurred.

7.                                      Effect of Agreement on Other Benefits.

Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict the Executive’s participation in any other employee benefit or other plans or programs in which he /she currently participates.

8.                                      Not an Employment Agreement.

This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company. The Company may terminate the employment of Executive at any time and for any reason, subject to the terms of any employment agreement between the Company and Executive that may then be in effect.

9.                                      Resolution of Disputes.

Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Sections 4 or 5, shall be resolved by binding arbitration, to be held at an office closest to the Company’s principal offices in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Pending the resolution of any arbitration or court proceeding, the company shall continue payment of all amounts and benefits due Executive under this Agreement.  All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that no reimbursement shall be made of such expenses if and to the extent the arbitrator(s) determine(s) that any of Executive’s litigation assertions or defenses were in bad faith or frivolous.

10.                               Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s, rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 15 below.

11.                               Representation.

The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

12.                               Amendment or Waiver; Section 409A.

(a)                                 No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

(b)                                 Executive and Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, as amended, and that to the extent any provisions of this Agreement do not comply with such Code Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Code Section 409A.  In all events, to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Code Section 409A(a)(2)(B)(i), payment of any amounts subject to Code Section 409A shall be delayed until the relevant date of payment that will result in compliance with the rules of Code Section 409A(a)(2)(B)(i).

13.                               Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.                               Survivorship.

The respective rights and obligations of the Parties hereunder shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

15.                               Beneficiaries/References.

Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

16.                               Governing Law/Jurisdiction.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of Rhode Island without reference to principles of conflict of laws. Subject to Section 6, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for Rhode Island or (ii) any of the courts of the State of Rhode Island. The Company and Executive further agree that any service of process or notice requirements in such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he/she may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

17.                               Notices.

Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to, such changed address as such Party may subsequently give such notice of:

If to CVS:

CVS Pharmacy, Inc.
One CVS Drive
Woonsocket, RI 02895
Attention: Corporate Secretary

If to Executive:

Mark Cosby
78 Doubling Road
Greenwich, CT 06830

18.                               Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.                               Counterparts.

This Agreement may be executed in two or more counterparts.

In WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

CVS Pharmacy, Inc.

By:	/s/ Lisa Bisaccia
Lisa Bisaccia
SVP and Chief Human Resources Officer

Executive

/s/ Mark Cosby
Mark Cosby
EVP, CVS Caremark and President, CVS/pharmacy